UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Background of Brazilian Licensee Litigation
As previously reported, on September 27, 2011, LoJack Ireland Ltd., a subsidiary of LoJack Corporation (“LoJack Ireland”), received a demand for arbitration with the International Centre for Dispute Resolution of the American Arbitration Association (“ICDR”), filed by Tracker do Brasil LTDA, which licenses the LoJack technology in Brazil. The demand for arbitration was made by the licensee following the stipulation by the parties to the entry of an order in Norfolk Superior Court in Massachusetts that the licensee’s dispute be re-filed for arbitration with the ICDR. The filing alleged interference with contractual relations, fraud/intentional misrepresentation, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and violation of Mass. Gen. Laws c. 93A relating to product pricing and the fulfillment of purchase orders to the licensee. The claimant sought, among other things, $55,000,000 in actual damages, treble damages, and attorneys’ fees, and also declaratory and injunctive relief.
On November 22, 2011, LoJack Ireland brought a counterclaim against Tracker do Brasil LTDA in the ICDR. The counterclaim asserted Tracker do Brasil LTDA’s breach of contract, breach of the implied covenant of good faith and fair dealing, business defamation, negligent misrepresentation, and violation of Mass. Gen. Laws c. 93A, and sought recovery of monetary damages from past and continuing economic injury as well as damages and reasonable attorneys’ fees and costs under Mass. Gen. Laws c. 93A.
On June 28, 2012, the arbitration proceedings were bifurcated into a liability and a damages phase.
On April 19, 2013, LoJack Ireland submitted an amended counterclaim pursuant to an ICDR ruling, which permitted LoJack Ireland to amend its counterclaims, asserting that Tracker do Brasil LTDA is selling or leasing competitive non-LoJack products. The amended counterclaim reasserted LoJack Ireland’s prior counterclaims and alleged Tracker do Brasil LTDA’s additional violations of the Lanham Act, Mass. Gen. Laws c. 266, § 91, and the Massachusetts common law, as well as additional grounds for Tracker do Brasil LTDA’s breach of contract, breach of the implied covenant of good faith and fair dealing, and violation of Mass. Gen. Laws c. 93A. In addition to monetary damages from past and continuing economic injury and reasonable attorneys’ fees and costs, LoJack Ireland sought injunctive relief, disgorgement of all profits and/or pecuniary gain derived directly or indirectly from Tracker do Brasil LTDA’s trademark infringement, unfair competition, and trademark dilution, and a declaratory judgment that the License Agreement with Tracker do Brasil LTDA is terminated as a result of Tracker do Brasil LTDA’s material breaches of such License Agreement.
On December 24, 2013, the arbitration panel issued a preliminary injunction against Tracker do Brasil LTDA, enjoining Tracker do Brasil LTDA and its officers, employees and agents from using, publishing, disseminating or circulating LoJack trademarks, trade names, copyrights or other intellectual property or confidential information to advertise, market, sell or lease non-LoJack products, or in any other way representing that a non-LoJack product is a LoJack product. In addition, to the extent Tracker do Brasil LTDA uses the “LoJack” name or intellectual property in any advertising or marketing communications for stolen vehicle recovery products, such name or intellectual property may only be associated with, and related to, those products that are manufactured or licensed by LoJack. Further, to the extent Tracker do Brasil LTDA advertises, markets or offers to sell, lease or otherwise disseminate other stolen vehicle recovery products, Tracker do Brasil LTDA must clearly state and identify the manufacturer, licensor or distributor of such non-LoJack products with at least the same prominence that is used to name and identify LoJack products and in such a manner that the non-LoJack products cannot be confused as being LoJack products.
The hearings on the liability phase of Tracker do Brasil LTDA’s claims and the amended counterclaim in the arbitration were completed in March 2013 and in November 2013, respectively, and the parties submitted post-hearing briefs and reply briefs to the arbitration panel.
Partial Final Award on Liability Phase
On May 9, 2014, the arbitration panel issued a partial final award on the liability phase of the arbitration, dismissing all of Tracker do Brasil LTDA’s claims against LoJack Ireland. LoJack Ireland’s counterclaims against Tracker do Brasil LTDA for breach of contract and breach of the implied covenant of good faith and fair dealing were upheld in part. LoJack’s counterclaim that Tracker engaged in unfair competition was also upheld.
The panel ruled that Tracker has been making unauthorized use of LoJack’s trademarks, copyrights, technology and other confidential information to advertise, lease, sell or market non-LoJack products, representing them to the public as LoJack products. The panel further found that the unauthorized use of LoJack’s confidential information caused LoJack to suffer damages to its reputation, in addition to other damages. The panel also ruled that Tracker do Brasil LTDA’s conduct violated Massachusetts common law of unfair competition. In addition to Tracker do Brasil LTDA’s use of LoJack’s trademarks/trade names and copyrights to sell non-LoJack products, the panel stated that Tracker passed off non-LoJack products as LoJack products. The panel found that this conduct did deceive or likely could deceive customers into believing that they were buying a LoJack product when they were not. LoJack Ireland’s Lanham Act, Mass. Gen. Laws c. 266, § 91, Mass. Gen. Laws c. 93A, and defamation claims against Tracker do Brasil LTDA were dismissed.
Also, because Tracker do Brasil LTDA failed to meet its minimum unit purchase requirements under the parties’ License Agreement, the panel further concluded that LoJack Ireland has the right to terminate such License Agreement upon the giving of 60 days written notice to Tracker do Brasil LTDA.
The panel reserved jurisdiction for the purpose of determining damages and costs in favor of LoJack Ireland at a future damages phase of the arbitration. Except for these issues, the partial final award is in full and final settlement of all claims and counterclaims submitted to the arbitration panel with respect to liability.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	May 13, 2014	By:	/s/ JOSÉ M. OXHOLM
José M. Oxholm
Senior Vice President and General Counsel